Exhibit 99.1

Graymark Healthcare and Foundation Healthcare Sign Definitive Purchase Agreement

•	Creates highly-scalable surgically-focused facility and sleep center platform

•	Expected to be net income positive in 4th quarter of 2012

•	Foundation Healthcare Affiliates to receive Graymark Healthcare shares

OKLAHOMA CITY, OK—(Marketwire – August 13, 2012)—Graymark Healthcare, Inc. and Foundation Healthcare Affiliates, LLC today jointly announced the signing of a definitive agreement for Graymark to acquire 100% of the equity interest of Foundation Surgical Hospital Affiliates, LLC, and Foundation Surgery Affiliates, LLC from Foundation Healthcare Affiliates in a transaction valued at $1.10 per common share for an aggregate transaction value of approximately $52.5 million. The transaction has been approved by the Boards of Directors of both companies and is targeted to close in the third quarter 2012, subject to the finalization of related ancillary agreements and the satisfaction of specified closing conditions and third-party consents. Foundation/Graymark will be the name post closing.

At closing, Graymark will issue a combination of common stock and preferred stock to the shareholders of Foundation Surgical Hospital Affiliates and Foundation Surgery Affiliates. In addition, Graymark will issue warrants covering 4 million shares of its common stock exercisable at $1.50 per share.

“The management and directors of both companies realize that there are substantial benefits to this business combination. Through our combined revenue streams and the ability to increase reimbursement, this transaction is expected to improve cash flow and create a solid platform for future growth. We anticipate becoming EBITDA and net income positive in the fourth quarter. Our teams are excited about the enhanced opportunities this transaction provides both companies, as well as the benefits for our shareholders.”

On a pro forma basis for 2011 revenues were $62 million for Graymark, Foundation Surgical Hospital Affiliates and Foundation Surgery Affiliates. The acquisition will provide synergies to Graymark’s existing sleep business, such as the integration of centralized functions, and the benefit of increased reimbursements with provider-based billing, as well as leveraging SG&A costs across a much larger organization. The acquisition is expected to be accretive in 2012.

In addition, the first 6 months of 2012 Foundation produced approximately $23 million of revenue and $3.4 million of net income. “Foundation has produced a strong 6 months to the year and expect these types of results to continue. As we integrate the two companies through the rest of 2012 we will continue to see additional cost savings that will set the stage for a profitable 2013,” stated Nelson.

About Graymark Healthcare

Headquartered in Oklahoma City, Okla., Graymark Healthcare, Inc. (GRMH) is the nation’s second largest provider of sleep management solutions. In addition to diagnosing and treating over 80 sleep disorders, the company specializes in comprehensive care for Obstructive Sleep Apnea (OSA). Graymark offers its services through 107 sleep laboratories primarily in the Midwest, including standalone or IDTF facilities, therapy facilities, rural outreach hospital sites and urban hospital management agreements. For more information, visit www.graymarkhealthcare.com.

About Foundation Surgical Hospital Affiliates and Foundation Surgery Affiliates

Foundation Surgical Hospital Affiliates, LLC was formed in 1996 from the success of the outpatient surgery company, Foundation Surgery Affiliates. Thomas A. Michaud, founder of both entities, created the Foundation Surgical Hospital company to focus on the development and management of surgical hospitals and the inclusion of ancillary service lines. These additional service lines, such as hyperbarics, sleep labs, intraoperative monitoring, imaging and robotic surgery, truly make the Foundation specialty hospital environment unique.

Foundation Surgery Affiliates, LLC is an industry leading ASC management and development company focused on partnering with physicians and employees to create an outstanding patient experience, while maximizing partner and shareholder value. Foundation is a leader in offering turnkey management and development solutions for physician partners, as well as creating an optimal experience for the patients we serve. You can visit Foundation at www.foundationsurgery.com.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These statements include, among others, the anticipated timing of the proposed acquisition of Foundation Surgery Affiliates and Foundation Surgical Hospital Affiliates, the expected benefits from the proposed combination, the synergies to be achieved based on the acquisition and the expected impact on Graymark’s results of operations from the consummation of the acquisition. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the risk that the proposed combination may not be completed in a timely manner or at all, the possibility of not satisfying the closing conditions to complete the proposed acquisition, the ability to successfully integrate the businesses following the closing of the acquisition, the ability to realize the expected operational synergies from the acquisition, and other risks and uncertainties, including those enumerated and described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Notice

Graymark intends to file with the SEC a proxy statement and other relevant materials in connection with the closing of the transaction described in this press release. Before making any voting decision with respect to the transaction, Graymark stockholders are urged to read the proxy statement when it becomes available, as it may be amended from time to time, because it will contain important information regarding the transaction. Graymark stockholders may obtain a free copy of the proxy statement and other relevant materials (when available), and other documents filed by Graymark with the SEC at the SEC’s website at http://www.sec.gov. In addition, copies of the proxy statement, when available, will be provided free of charge by Graymark to its stockholders and available in the “Investors” section of the company’s website. Additional requests for proxy statements and other relevant materials should be directed to Graymark Healthcare, Attention Investor Relations, 204 N. Robinson Avenue, Suite 400, Oklahoma City, Oklahoma 73102.

CONTACT:

Investor Relations

Kimberly Rogers-Carrete, Partner

Genesis Select

(949) 429-7408

krogersc@genesisselect.com

Company

Graymark Healthcare, Inc.

Stanton Nelson

Chairman and CEO

Tel 405 601 5390